EXHIBIT 2.1
EXECUTION DRAFT

ASSET PURCHASE AGREEMENT

Between

MASTER INK CO. LTD

AS SELLER,

MASTER PRODUCTS COMPANY,

AS GUARANTOR

and

MEDIA SCIENCES TRADING, LTD.

AS BUYER

DATED AS OF APRIL 27, 2010

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of April 27, 2010 by and between MASTER INK CO. LTD, a limited liability company formed under the laws of the Hong Kong Special Administrative Region (“Hong Kong”), Peoples Republic of China (“PRC”)(the "Seller"), and MEDIA SCIENCES TRADING LTD. (“Buyer”), a Limited Partnership formed under the laws of Bermuda and MASTER PRODUCTS COMPANY, a partnership formed under the laws of Hong Kong, PRC (the “Guarantor”) (the Seller, the Buyer and the Guarantor each being a “Party” and collectively, the “Parties”).

R E C I T A L S

WHEREAS, Seller is engaged in the business of marketing, distributing and selling toner and ink cartridges for laser and inkjet printers from its principal place of business in Hong Kong, PRC; and

WHEREAS, Guarantor has agreed to acquire from its current owners all of the equity interest in DONGGUAN MASTER INK COMPANY, LIMITED (“MIDC”), a Wholly Foreign Owned Enterprise (“WFOE”) formed under the laws of the PRC, which acquisition is subject only to obtaining final Governmental Authority authorization; and

WHEREAS, MIDC is engaged in the business of manufacturing toner and ink cartridges for laser and inkjet printers in Dongguan City, Guangdong Province, PRC (the businesses in which Seller and MIDC are engaged being collectively the “Business”); and

WHEREAS, MIDC is being, and has been, managed by Seller since its inception, and;

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to substantially all of the assets and rights that are used or useful in its ownership and operation of the Business, all subject to the terms and conditions set forth herein; and

WHEREAS, upon obtaining all of the equity ownership of MIDC from its current owners, Guarantor has committed to Buyer, and Buyer has agreed with Guarantor, that Guarantor and Buyer will enter into a separate Equity Transfer Agreement by which Buyer will agree to purchase from Guarantor and Guarantor will agree to sell, all of Guarantor’s right, title and interest in the ownership interests in MIDC; and

WHEREAS, as further inducement to Buyer to execute the Equity Transfer Agreement and to  purchase from Guarantor its equity ownership interest in MIDC, Guarantor has agreed to make certain representations and warranties with regard to MIDC and with regard to its knowledge of Seller, and to enter into certain other agreements regarding the payment of any consideration due to Guarantor from Buyer and the obligations of Guarantor to indemnify Buyer and other parties, all as more set forth in more detail in this Agreement; and

WHEREAS, certain capitalized terms used herein are defined in Section 17.17 hereafter;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, all of the Parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01.  Purchased Assets.  Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing, all of Seller’s right, title and interest in and to the Purchased Assets (as defined in Section 2.01 hereof), free and clear of all Liens other than Permitted Liens.

Section 1.02.  MIDC Equity Interests.  The Parties intend that Guarantor will sell the interest in the equity ownership of MIDC it obtains from its current owners to Buyer pursuant to the terms and conditions of a mutually acceptable Equity Transfer Agreement (the “Equity Transfer Agreement”).  The Guarantor and Buyer agree promptly to negotiate in good faith the terms and conditions of such Equity Transfer Agreement contemplating consideration from Buyer in the form of Two Hundred Twenty-Five Thousand Dollars (US $225,000.00) in cash; a promissory note for an additional amount of Nine Hundred Thousand Dollars (US $900,000.00) and One Million shares of stock in Media Sciences International, Inc. (as more fully described in Section 6.01  hereafter), and to complete the negotiation of such Equity Transfer Agreement not more than thirty (30) days following execution of this Agreement.

ARTICLE II
DESCRIPTION OF PURCHASED ASSETS; EXCLUDED ASSETS

Section 2.01.  Purchased Assets.  The assets, properties and rights to be conveyed by Seller to Buyer hereunder shall include all real and personal, tangible and intangible assets, properties and rights owned or leased by Seller of whatever description and used, held for use or useful in the ownership, operation or management of the Business, including all property and rights acquired or obtained by Seller from the date hereof through the date of Closing in accordance with the terms hereof, but expressly not including the Excluded Assets (as defined in Section 2.02)(all such assets being the “Purchased Assets”), including, without limitation, the following assets, properties and rights of Seller:

(a)           all of Seller’s right, title and interest in and to any machinery, tooling, molds, test equipment, other equipment and buildings, motor vehicles, office equipment, computers and related software, furniture and fixtures, supplies, electrical power units, appliances, improvements and other equipment, machinery and tangible personal property used, held for use or useful in the Business, whether owned by Seller or MIDC, including, but not limited to all such items as are listed on Schedule 2.01(a) attached hereto, and all modifications, additions, restorations or replacements of the whole or any part thereof made prior to the Closing;

(b)           all interests of Seller in MIDC’s manufacturing plant facilities, including any interests in any leases for such facilities, the buildings, structures, facilities and other improvements erected thereon, and all easements, rights-of-way and other appurtenances thereto;

(c)           all of Seller’s right, title and interest to the engineering records, files (including customer and employee records), data, drawings, blueprints, schematics, maps, reports, and plans and processes used, held for use or useful in the Business, and copies of any record or document (including copies of the personnel records of those Business Employees who may be hired by Buyer as of or after the Closing, to the extent permitted by applicable Law) to the extent such record or document relates to the Business;

(d)           originals of all of Seller's files of correspondence, lists, records, invoices,  and reports concerning (i) customers and prospective customers of the Business; (ii) suppliers of raw materials, supplies, equipment or other items and any other vendors used in the Business during the twelve months immediately preceding the date of this Agreement; and (iii) all dealings with any Governmental Authority with respect to the Business, including, but not limited to, all reports filed by Seller by or on behalf of Seller or MIDC with any such Governmental Authority;

(e)           all of Seller’s right, title and interest in and to any security deposits paid by the Seller to third parties (the “Deposits”) which relate to the operation of the Business;

(f)           all of Seller’s interest in all licenses, certificates of occupancy, permits, franchises, registrations, approvals and operating rights of any Governmental Authority having jurisdiction over the Business including any applications therefore, which are used or useful in the operation of the Business, all of which are identified on Schedule 7.07 attached hereto;

(g)           all of Seller’s right, title and interest in any Computer Software or other Information Technology owned or licensed by either Seller or MIDC (including all related documentation) and used or useful in the Business;

(h)           all of Seller’s Intellectual Property, along with all related income, royalties, damages and payments, if any, due or payable after the Closing Date, including any patents issued by the government of the Peoples Republic of China, but expressly not including Seller’s or MIDC’s or either of their Affiliates’ United States Patents (as hereafter defined in Section 2.03);

(i)           all advertising, marketing and promotional materials and all other related printing or written materials used or useful in the Business; and

(j)           all goodwill of Seller as a going concern.

(k)           all of Seller’s rights in any claims, rights and credits in favor of Seller or MIDC under any warranties, representations or guarantees made by any suppliers, contractors or other vendors to Seller or MIDC in connection with the operation of the Business (other than those that relate to the Excluded Assets).

Section 2.02.  Excluded Assets.    Notwithstanding the provisions of Section 2.01, the Purchased Assets shall not include any of the following assets, properties and rights of Seller, all of which shall be retained by Seller and shall not be sold, assigned or transferred to Buyer (the “Excluded Assets”):

(a)           all of Seller’s cash on hand (other than the Deposits) and in financial institutions, cash equivalents, marketable securities and bonds;

(b)           all of Seller’s claims for refunds and/or credits of any kind, including claims for refunds or credits for Taxes (as defined herein)(whether such refunds or credits are the result of Seller’s filed returns or returns consolidated with MIDC’s financial results, but then on as such claims relate to the Seller’s operation of its portion of the Business and not to any claims or credits relating to MIDC’s operation of its portion of the Business);

(c)           all of Seller’s right, title and interest in and to its accounts receivable (including the right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing), prepayments and prepaid expenses as of the Closing Date;

(d)           all insurance policies associated with the operation of the Business;

(e)           the minute books, financial statements, books of account and Tax returns of Seller;

(f)           the right to receive and retain mail relating to accounts receivable and other communications;

(g)           any of the Seller’s rights in inventory of raw materials, unfinished goods, finished goods and work in progress existing as of the Closing Date (the “Inventory”);

(h)           all rights under (i) all Contracts between Seller and any of its customers; (ii) all other Contracts to which Seller is a party and which are not (i) assignable by Seller without the consent of the other party to such agreement and (ii) terminable at will by the Seller  (collectively the “Excluded Contracts”);

(i)           the rights which accrue or will accrue to such Seller under this Agreement;

(j)           all Business Employee Benefit Plans of Seller;

(k)           copies of all personnel records and other records that Seller is required by law to retain in its possession and any retained copies of any record or document included in the Purchased Assets; and

(l)           all interests of Seller in any real property that is leased to Seller and used or useful in the Business, including Seller’s rights under the leases described in Schedule 2.01(b)(the “Leases”), together with the buildings, structures, facilities and other improvements erected thereon, and together with all easements, rights-of-way and other appurtenances thereto.

Section 2.03.  United States Patents.

(a)           Schedule 2.03 contains a list of each patent issued by the United States Patent Office which was used, is currently being used, or would be useful, by either Seller or MIDC in the Business, and as to each such patent the current owner of such patent; the date on which such patent was issued to such owner; and the owner’s relationship to Seller or MIDC.  Schedule 2.03 also contains a list of each application for a patent which is currently pending before the United States Patent Office for an invention, discovery or idea which Seller reasonably expected to be used or useful in the Seller’s or MIDC’s Business, along with the name of the applicant therefore, the date of application, and the applicant’s relationship to either Seller or MIDC.  For purposes of this Agreement, the patents and patent applications identified on Schedule 2.03 are collectively the “US Patents”.  To the extent that any US Patent is owned by Seller’s members, Kenneth Yuen or Ming-yuen Shen (a/k/a Shan Ming Yuen)  or any Family Member of either member, by MIDC, by any other owner of Guarantor or by any Affiliate of either Seller or MIDC, Seller, Guarantor and Kenneth Yuen and Ming-yuen Shen each shall take all commercially reasonable steps to request or cause the applicable owner of such US Patent promptly (and in any event not later than ten (10) Business Days after the date of this Agreement) to sell, transfer and assign all of such Person’s right, title and interest in and to such US Patent to the Seller, free of any Lien thereon, and to make such filings with the United States Patent Office as may be required to accomplish such transfer or assignment.  Each such US Patent which is owned by or assigned to the Seller prior to the Closing hereunder shall be a US Patent for all purposes of this Agreement.

(b)           At the Closing, and subject only to Seller’s, MIDC’s and Guarantor’s compliance in all respects with the covenants contained in Section 2.03(a), all of Seller’s US Patents (including the exclusive rights to utilize any invention, discovery or idea for which a patent application is then pending) will be licensed to the Buyer under an exclusive licensing arrangement substantially in form of Exhibit 2.03(b) (the “Patents License Agreement”).

(c)           Also at the Closing, Seller will execute an Assignment of US Patents, substantially in the form of Exhibit 2.03(c) (“Assignment of Patents”), assigning to such entity as Buyer may designate at the Closing all of Seller’s right, title and interest in and to the US Patents, which Assignment of Patents will be delivered at the Closing to Iron Mountain, Incorporated (the “Escrow Agent”).  It is the Parties intent that the Assignment of Patents will be held in escrow as additional security for the payment of the promissory note that the Parties anticipate will be give to the Guarantor by the Buyer as partial consideration for the purchase of the MIDC equity pursuant to the Equity Transfer Agreement and that, upon payment in full of that note, whether or not Buyer has received delivery by the Escrow Agent of the Assignment of Patents to the Buyer or its designee, all of the US Patents shall be deemed to be Purchased Assets for all other purposes of this Agreement.   Buyer and Guarantor agree to include such provisions in the Equity Transfer Agreement as will implement the Parties intent as stated herein.

(d)           In the event that Seller, MIDC or Guarantor are unable to acquire for Seller the full and complete ownership of any patent listed in Schedule 2.03, Seller and MIDC shall take all commercially reasonable steps to provide to Buyer for as long as Buyer may require all of the benefits of such patents, including the right to use such patents free of any further payments or royalties or restrictions to the same extent as Seller or MIDC (as the case may be) may have been utilizing such patents prior to the Closing.  If Seller or MIDC or Guarantor is not able to acquire or permit Buyer to use any such patents following the Closing, the Parties shall negotiate in good faith a reasonable reduction in the purchase price being paid by Buyer to the Guarantor for the MIDC equity interest (which shall be taken first as a reduction of the principal of any promissory note given by Buyer to Guarantor pursuant to the Equity Transfer Agreement, and then against any cash paid to Seller and then against any cash being paid to the Guarantor as consideration for the MIDC equity interests) to reflect the reduced value of the Purchased Assets and the MIDC equity interests, taken as a whole, by reason of Buyer’s inability to utilize such patents.

ARTICLE III
ASSUMPTION OF LIABILITIES

At the Closing, except as provided in Section 9.05(c) below with regard to certain payment obligations due to Buyer Employees, Buyer shall not assume or be obligated to perform or discharge any Liabilities of Seller.  For avoidance of doubt, Seller agrees that Buyer shall not be obligated on or assume any other Liabilities of Seller (the "Excluded Liabilities"), including (i) all Liabilities in connection with, resulting from, or arising out of, directly or indirectly, the ownership, operation or control of the Purchased Assets or the Business prior to the Closing Date; (ii) any Liabilities for Taxes relating to the Business operations prior to the Closing Date (whether such Taxes are due by Seller or under tax returns consolidated with MIDC); (iii) any commissions due from Seller for sales occurring prior to the Closing Date; (iv) any Liabilities arising by reason of any product liability or warranties associated with the products sold by the Seller prior to the Closing Date or with any Inventory sold by the Seller after the Closing Date; (v) all Liabilities related to the Excluded Assets, including but not limited to any Liabilities associated with the Leases; and (vi) all Liabilities relating to any Business Employee Benefit Plan or (except as provided in Section 9.05(c) below) Seller’s severance of any of Business Employees on or prior to the Closing Date, whether or not such employees are subsequently employed by Buyer.

ARTICLE IV
PURCHASE PRICE; ALLOCATION

Section 4.01.  Purchase Price: Cash.  As consideration for the Purchased Assets, Buyer will pay to Seller the amount of Twenty-five Thousand Dollars (US$25,000.00) payable in immediately available funds by wire transfer at the Closing.

Section 4.02.  Purchase Price: Limited Royalties.                                                                                     As additional consideration for the Purchased Assets, Buyer will pay to Seller a royalty (the “Royalty”) of 10% on the proceeds received from each sale of products manufactured by Buyer or its Affiliates using the assets of the Business, which sale occurs during the period from the Closing Date through the date on which any promissory note given to Guarantor as part of the consideration for the MIDC equity is paid in full.  For purposes of calculating all such royalties, sales by, and among, Buyer’s affiliates shall be considered “sales” at the transfer price established by Buyer for internal accounting purposes.  The Royalty shall be calculated on the gross sales price of each such product sold, net of returns, discounts, and rebates that may be granted by the Buyer to its customers in the ordinary course of Buyer’s business.  Royalties will be calculated quarterly on the twenty-fifth day of each calendar quarter based on all payments received on applicable sales during the immediately preceding calendar quarter.  Royalties shall accrue for the first year following the Closing, and shall be paid in full starting on the twenty-fifth day of the first calendar quarter beginning after the first anniversary of the Closing Date (as to all Royalties earned through the first year after the Closing Date) and any additional royalties earned thereafter shall be paid in full on the twenty-fifth day of each calendar quarter thereafter until the Buyer’s note to Guarantor for the MIDC equity is paid in full.   Any Royalty payment which is not paid on the date it is due shall accrue simple interest at the rate of 18% per annum until paid in full.

Section 4.03.                      Bank Delay Restrictions.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Equity Transfer Agreement or any note or other agreement between the Parties relating to this transaction, Seller and Guarantor hereby acknowledge and agree that if any payment (other than payment of any cash from Buyer due at the Closing to either Seller or Guarantor) is due from Buyer to Seller or Guarantor under any note given to Guarantor as part of the consideration for the MIDC equity ownership or under any provision of this Agreement or the Equity Transfer Agreement (including any payments of any royalties due to Seller under either this Agreement or the Equity Transfer Agreement), then Buyer shall not be required to make any such payment on the date it is due if, and for so long as, the following conditions (each a “Bank Delay Restriction”) would exist:

1.	Such payment would create an event of default under any agreement for borrowed money between Buyer or any entity controlling Buyer and its Senior Secured Lender; or

2.	after such payment is made by Buyer, the Fixed Charge Coverage Ratio (“FCCR”)(as defined by its Senior Secured Lender) would be less than 1.25 to one; or

3.	after such payment, any line of credit available to Buyer or an entity controlling Buyer, by its Senior Secured Lender under such borrowing agreement would be less than $300,000.

As to any payment which must be delayed by reason of a Bank Delay Restriction, Buyer shall make such payment promptly (and in any event not more than fifteen (15) days) following the date on which such Bank Delay Restriction no longer exists.

Any payment which must be delayed by reason of a Bank Delay Restriction shall bear simple interest at the rate of 18% per annum until it is paid in full.

Section 4.04 [Reserved]

Section 4.05.  Allocation of Purchase Price.  Prior to the Closing, the Parties will negotiate in good faith a Schedule 4.05, which shall set forth the allocation of the Purchase Price in accordance with the respective fair market value of the Purchased Assets and as provided for under Section 1060 of the Internal Revenue Code and the applicable Treasury Regulations (the "Allocation Statement").  Seller acknowledges that Buyer will file, with any United States federal income tax return to which it is a party for the tax year in which the Closing occurs, Internal Revenue Service ("IRS") Form 8594 containing the allocation set forth on the Allocation Statement.

Section 4.06.                      Prorations.  All Taxes which are assessed against the assets and operations of MIDC or Seller that are first due and payable on or before the Closing Date and that include any assessments based on any period falling after the Closing Date will be prorated between Seller and Buyer (regardless of which party pays) to the Closing Date as if paid in advance for the twelve (12) month period succeeding the date they first become due and payable.

Section 4.07.  Reallocation of Aggregate Purchase Price.   Seller, Buyer and Guarantor expressly acknowledge and agree that upon the request of Buyer made not more than ninety (90) days after the Closing, Buyer, Seller and Guarantor will negotiate in good faith to reallocate the aggregate consideration that has been paid by Buyer to the Seller hereunder and to the Guarantor under the Equity Transfer Agreement between and among the assets being purchased by Buyer under both agreements, if Buyer, in its reasonable discretion (and with reasonable basis for such action) believes that such reallocation is appropriate to reflect the relative value of the assets it has, in the aggregate, acquired.  In such event, the Parties will also negotiate in good faith any changes to Schedule 4.05 which are reasonably required by the Parties’ negotiations under this Section 4.07.

ARTICLE V
CLOSING

Section 5.01.                      Closing Date. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place by way of overnight delivery and facsimile on the date (the "Closing Date") which is the later of (a) May 17, 2010 or (b) the date which is the fifth day after the date on which all conditions to Closing set forth in Articles X and XI hereof have been satisfied or waived; provided if such latest date is not a Business Day, the Closing Date shall be the next following Business Day.  The Closing shall be effective as of 11:59 p.m. in Hong Kong, PRC on the Closing Date.

Section 5.02.  Transfer Documents.  At the Closing, Seller will deliver to the respective Buyer one or more Bills of Sale in substantially the form attached hereto as Exhibit 5.02 (a “Bill of Sale”); and all such other good and sufficient instruments of sale, transfer and conveyance, including certificates of title for motor vehicles, as shall be effective to vest in Buyer all of Seller’s right and title to, and interest in, the Purchased Assets.

Section 5.03.                      US Patent Escrow Documents.  At the Closing, to the extent that a note from Buyer is contemplated by the Equity Transfer Agreement, Buyer and Seller will execute the Patent Licensing Agreement and Buyer, Seller and the Guarantor will execute the Patent Escrow Agreement, and Seller will execute the Assignment of Patents, all in order to effect the licensing and assignment of the US Patents as contemplated herein.

Section 5.04.                      Buyer Employee Termination Obligation.  At the Closing, Seller may deliver to Buyer the aggregate amount of the Buyer Employee Termination Obligation as set forth in Schedule 7.11(a) attached hereto (as such amount has been updated to be correct as of immediately prior to the Closing) as provided in Section 9.05(c) hereafter.

ARTICLE VI
MSII SHARES

Section 6.01.                      Restricted Securities.  At the closing of the Equity Transfer Agreement, the Parties have generally agreed that Guarantor will be receiving One Million (1,000,000) validly issued, fully paid and nonassessable shares of Media Sciences International, Inc. (“MSII”) Common Stock, $.001 par value per share  (the “MSII Shares”) as consideration, in part, for the sale of the equity interests in MIDC to the Buyer.  With regard to any MSII Shares that are delivered to Guarantor, Guarantor and Buyer hereby agree as follows:

(a) Guarantor acknowledges and agrees that the MSII Shares are characterized as “restricted securities” under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the “Securities Act”) and that, under the Securities Act and applicable regulations thereunder, such securities may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption therefrom.  Guarantor acknowledges and agrees that (i) the MSII Shares are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, and the MSII Shares have not been registered under the Securities Act, and (ii) such MSII Shares may be offered, resold, pledged or otherwise transferred only in a transaction registered under the Securities Act, or meeting the requirements of Rule 144, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of Guarantors’ counsel if Buyer so requests) and in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction.

(b) Notwithstanding the provisions of paragraph (a) above, no opinion of Guarantor’s counsel shall be necessary for the sale, assignment or transfer of the MSII shares or any portion thereof to: (i) a wholly owned subsidiary of Guarantor or (ii) to Guarantor’s members so long as, on the date of such sale, transfer or assignment (1) any member receiving any such shares meets the definition of an “accredited investor” under the Securities Act as evidenced by a written representation signed by such member and delivered to Media Sciences International, Inc. at the time of such requested sale, assignment or transfer, confirming his status as an accredited investor under the Securities Act at that time, and (2) if such member also signs a customary investment representation letter prepared by and addressed to MII.

(c) Guarantor acknowledges and agrees that (i) the registrar or transfer agent for the MSII Shares will not be required to accept for registration of transfer any MSII Shares except upon presentation of evidence satisfactory to Buyer that the restrictions on transfer under the Securities Act have been complied with and (ii) any MSII Shares in the form of definitive physical certificates will bear a legend substantially as set forth below:

“THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND APPLICABLE STATE SECURITIES LAWS, AND THE SECURITIES EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  THE HOLDER OF THE SECURITIES EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE CORPORATION THAT (A) SUCH SECURITIES MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (1) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, OR IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE CORPORATION SO REQUESTS), (2) TO THE CORPORATION, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.”

Section 6.02.                      Investment.

Guarantor acknowledges and agrees that: (a) the MSII Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) Guarantor is acquiring the MSII Shares solely for its own account for investment purposes, and not with a view to the distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; (c) Guarantor is a sophisticated purchaser with such knowledge and experience in business and financial matters that Guarantor is capable of evaluating the merits and risks of purchasing the MSII Shares; (d) Guarantor has received or had access to the type of information concerning MSII and its subsidiaries normally provided in a prospectus and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the MSII Shares; (e) Guarantor is able to bear the economic risk and lack of liquidity inherent in holding the MSII Shares; and (f) Guarantor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

Section 6.03.                      Piggyback Registration Rights.

         Guarantor will be entitled to certain "piggy-back" registration rights, subject to customary exceptions, with respect to the MSII Shares issued to Guarantor.  If MSII, at any time from the Closing Date proposes to file a new registration statement to register any of its common stock under the Securities Act for sale to the public, whether for its own account or for the account of other security holders (other than for Microcapital) or both (except with respect to registration statements on Forms S-4, S-8 and any successor forms thereto), each such time MSII will give Guarantor written notice, and upon timely receipt of Guarantor’s written request, MSII, at MSII's expense, will cause Guarantor’s MSII Shares to be covered, to the extent permissible or eligible, by the registration statement proposed to be filed. MSII, and/or its underwriter, will have the right to reasonably limit the number of registrable shares included in such offering, in which event Guarantor will have the right to include Guarantor’s shares on a pro rata basis as among the selling stockholders.  MSII maintains and reserves the right to exclude any shares from any registration statement if such shares can be fully re-sold, without limitation, pursuant to applicable securities laws without registration.  MSII shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any Guarantor has elected to include securities in such registration.

ARTICLE VII
SELLER'S AND GUARANTOR’S REPRESENTATIONS

Seller and Guarantor hereby jointly and severally represent and warrant to the Buyer (it being expressly understood and agreed by Buyer that each of Seller’s representations and warranties as to MIDC or its assets or business are being made to the best of Seller’s Knowledge and that each of Guarantor’s representations and warranties as to Seller or its assets or business being made to the best of Guarantor’s Knowledge) that:

Section 7.01.  Organization, Qualification.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of Hong Kong, PRC.  Seller has all necessary limited liability company power and authority to own and operate its properties and to carry on the Business as it is now being conducted by Seller and to carry out the transactions contemplated by this Agreement and the other Transaction Documents. Seller has the power and authority to execute and deliver and, subject to Seller obtaining the Required Consents and giving the Required Notices for itself or in its capacity as manager of MIDC, to perform its obligations under this Agreement and the other Transaction Documents, and to undertake the transactions contemplated hereby and thereby.

(b) Guarantor is a partnership duly organized, validly existing and in good standing under the Laws of Hong Kong, PRC.  Guarantor has all necessary power and authority to own and operate its properties and to carry on its business and to carry out the transactions contemplated by this Agreement and the other Transaction Documents. Guarantor has the power and authority to execute and deliver, and to perform its obligations under this Agreement and the other Transaction Documents, and to undertake the transactions contemplated hereby and thereby.

(c) MIDC is a WFOE limited liability company duly organized, validly existing and in good standing under the Laws of the PRC.  MIDC has all necessary power and authority to own its assets and to carry on the Business as it has been and is currently being conducted.  MIDC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary or desirable.  All corporate actions taken by MIDC have been duly authorized, and MIDC has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of any provision of its organizational documents.

Section 7.02.  Authorization, Execution and Delivery of Agreement and Transaction Documents.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the transfer or assignment of the Purchased Assets to Buyer has been duly and validly authorized and approved by all necessary limited liability company action, including approval by each of Seller's members.  Neither Seller nor any of its members has any right of first refusal or any pre-emptive right that could be exercised with respect to the transactions contemplated by this Agreement or the other Transaction Documents.  Seller has full power, right and authority to sell and convey to Buyer the Purchased Assets owned by Seller.  This Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of Seller or Guarantor, as applicable, enforceable against Seller or Guarantor, as applicable in accordance with its terms.

Section 7.03.  Membership Interests; Ownership.  The Seller is owned by Kenneth Yuen and Ming-yuen Shen in the following percentages: Ming-yuen Shen, 95%; Kenneth Yuen, 5%.  Prior to executing the Equity Transfer Agreement, Guarantor will be the sole shareholder of MIDC registered with the PRC governmental authority, and the Seller’s members are the beneficial owner of the equity interest in MIDC.

Section 7.04.                      Title to and Condition of Assets.

(a) Seller has good and marketable title to or a valid leasehold or license interest in, as applicable, all of the properties and assets included in the Purchased Assets owned, licensed or leased by Seller.  MIDC has good and marketable title to, or a valid leasehold interest in, as applicable, all of the assets owned or leased by MIDC which are used or useful in MIDC’s operation of the Business.  Seller will convey good, marketable and insurable title to the Purchased Assets it owns to Buyer at Closing free, and clear of all Liens except for Permitted Liens.  There are no Liens in effect on the date hereof which affect the Purchased Assets or any assets owned or leased by MIDC other than Permitted Liens.  The Purchased Assets include all rights, assets and property, used, held for use or useful by Seller in the operation of the Business as it is currently operated by Seller other than the Excluded Assets.  Other than MIDC, and other than any interests in the patents that such Person will be transferring to Seller under the provisions of Section 2.03, no Affiliate of Seller or Family Member owns or has any interest in any asset used or useful in the Business.

(b) All buildings, structures, facilities, fixtures, equipment and other items of tangible property and assets which are included in the Purchased Assets and owned or leased by Seller are in good working condition and repair, subject to reasonable wear and maintenance.  All of the buildings, fixtures and improvements owned or leased by Seller, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities and the roof, walls and other structural components of the real property which are part of, or located in such buildings or improvements that are owned by Seller, comply with applicable Laws and the building, health and fire codes of each applicable Governmental Authority and any other Laws applicable to such parcel or the use or occupancy thereof, have no structural defects and are fully located within the boundaries (and applicable setback restrictions) of the parcel of real property upon which they are located,  except where such non-compliance, structural defects or boundary violations would not have a Seller Material Adverse Effect.

(c) All buildings, structures, facilities, fixtures, equipment and other items of tangible property and assets which are owned by MIDC for use in the Business are in good working condition and repair, subject to reasonable wear and maintenance.  All of the buildings, fixtures and improvements owned or leased by MIDC, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities and the roof, walls and other structural components of the real property which are part of, or located in such buildings or improvements that are owned by MIDC, comply with applicable Laws and the building, health and fire codes of each applicable Governmental Authority and any other Laws applicable to such parcel or the use or occupancy thereof, have no structural defects and are fully located within the boundaries (and applicable setback restrictions) of the parcel of real property upon which they are located, except where such non-compliance, structural defects or boundary violations would not have a Material Adverse Effect.

Section 7.05.  Real Property.

Schedule 7.05(a) lists all real property leased by MIDC (each a “MIDC Lease”) which is used, held for use or useful by MIDC in the Business, and for each parcel, (i) the address and a reasonable description of the use of each parcel, (ii) the name of the lessor, (iii) the expiration date of the MIDC Lease, and (iv) the current rent being paid under the applicable MIDC Lease.  Seller has heretofore delivered to Buyer true and correct copies of each MIDC Lease, including all amendments, supplements and modifications thereto or waivers currently in effect thereunder.  With respect to each parcel of real property listed on Schedule 7.05(a), (i) MIDC has valid and enforceable rights of physical and legal ingress and egress to and from such parcel, and (ii) neither Seller nor MIDC has received any notice of, and neither Seller nor MIDC has any Knowledge of, any parcel of real property that does not conform in its current use to all restrictive covenants.  The MIDC Leases are in full force and effect, enforceable against MIDC in accordance with their terms, and assuming that all requisite consents are obtained, the MIDC Leases will be valid and enforceable immediately following the sale of the MIDC Interests to Buyer.  There are no claims by third parties that Seller or MIDC is required to enter into other agreements to enable MIDC to continue to lease the facilities covered by the MIDC Lease or otherwise to manage the Business.

Section 7.06.  Contracts.

(a) Except for the Leases and the Contracts included in the Excluded Assets, Seller is not bound or affected by any other Contract that relates to the Business.  Seller is in not in Default with respect to, nor to Seller's Knowledge, is there any Default in any respect by the other parties to any Contract.  No party to any existing Contract has informed Seller of its intent to cancel or otherwise modify in any material respect, other than in the ordinary course of its relationship with Seller or the Business, or to decrease significantly or limit significantly its purchases, services, supplies or materials under such Contract other than in the ordinary course of its relationship with Seller, MIDC or the Business, and to the Knowledge of Seller, no party to a Contract intends to do any of the foregoing.

(b) Schedule 7.06(b) identifies each lease or other material contract (each such contract being an “MIDC Contract”) by which MIDC is bound or affected that relates to the Business.  For purposes of this Section 7.06(b) a contract is material if MIDC would be obligated to make payments over the initial term of the contract aggregating at least $25,000.  Except as disclosed on Schedule 7.06(b), MIDC is in not in Default with respect to, nor to Seller's Knowledge, is there any Default in any respect by the other parties to, any MIDC Contract.  No party to any MIDC Contract has informed Seller or MIDC of its intent to cancel or otherwise modify in any material respect, other than in the ordinary course of its relationship with MIDC or the Business, or to decrease significantly or limit significantly its purchases, services, supplies or materials under such MIDC Contract other than in the ordinary course of its relationship with MIDC or the Business, and to the Knowledge of Seller and MIDC, no party to an MIDC Contract intends to do any of the foregoing.

Section 7.07.  Governmental Licenses.

(a) Seller holds those licenses, permits, and certificates of any Governmental Authority including, without limitation, the federal, state, provincial, and municipalities having jurisdiction over the Business or any Purchased Assets, which are required in connection with the ownership and operation by the Seller of the Purchased Assets and the Business as it is presently being conducted by Seller (all such licenses, permits, and certificates, collectively referred to as the "Seller Authorizations").  MIDC holds those licenses, permits, and certificates of any Governmental Authority including, without limitation, the federal, state, provincial, and municipalities having jurisdiction over MIDC or the Business, which are required in connection with the ownership and operation by MIDC of the Business as it is presently being conducted by MIDC (all such licenses, permits, and certificates, collectively referred to as the "MIDC Authorizations").

(b) No person other than the Seller has any right, title or interest (legal or beneficial) in or to, or any right or license to use, any of the Seller Authorizations.  True and correct copies of the Seller Authorizations and all amendments thereto to the date hereof, have been delivered by Seller to Buyer and are identified on Schedule 7.07.  No person other than MIDC has any right, title or interest (legal or beneficial) in or to, or any right or license to use, any of the MIDC Authorizations.  True and correct copies of the MIDC Authorizations and all amendments thereto to the date hereof, have been delivered by Seller to Buyer and are also identified on Schedule 7.07.

(c) There are no existing applications, complaints or proceedings pending before any other Governmental Authority having jurisdiction over the Business or any Purchased Assets or any of MIDC’s assets relating to the Seller, the Business or MIDC.  Seller has not received any notice of any claim of Default with respect to any of the Seller Authorizations and neither Seller nor MIDC has received any notice of any claim of Default with respect to any of the MIDC Authorizations.  None of the Seller Authorizations or MIDC Authorizations will be, or could be reasonably expected to be, adversely affected by consummation of any action of Seller taken in connection with the transactions contemplated hereby or by any other Transaction Document.  The Seller has not entered into any obligation, agreement, arrangement or understanding to sell, transfer, deliver, convey, assign or otherwise dispose of any Seller

Authorization or MIDC Authorization that would affect Buyer’s ownership or use of any Authorization after Closing.

(d) Except as set forth on Schedule 7.07, neither of the Seller, MIDC, nor any of their Affiliates are operating in conflict with, or in Default of, and each has complied, and is in compliance in all material respects with, the terms and conditions of each of the Seller Authorizations and MIDC Authorizations, and there has not been any Default thereunder that remains uncured. Except as set forth on Schedule 7.07, there is not pending or, to the Knowledge of Seller or MIDC, threatened against either Seller or MIDC, nor does Seller or MIDC have Knowledge of any basis for, any application, action, complaint, claim, investigation, suit, notice of violation, petition, objection or other pleading, or any proceeding against either Seller or MIDC, with any Governmental Authority, which questions or contests the validity of, or seeks the revocation, cancellation, forfeiture, non-renewal or suspension of, any Seller Authorization or MIDC Authorization, or which seeks the imposition of any modification or amendment with respect thereto, or the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any Authorization by either Seller or MIDC.

(e) Except as listed on Schedule 7.07, all documents required to be filed by Seller and MIDC with any Governmental Authority have been timely filed or the time period for such filing has not lapsed, except where such failure to timely file would not reasonably be expected to result in the revocation, cancellation, forfeiture, non-renewal or suspension of any Authorization or the imposition of any monetary forfeiture exceeding US$25,000.00.  All of such filings are complete and correct in all material respects.  No Seller Authorization or MIDC Authorization is subject to any conditions other than those appearing on its face.

Section 7.08.  Compliance with Laws.  Except as set forth on Schedule 7.08, Seller and MIDC, and the operation of the Business, are in material compliance with and there is no material Default under any Laws applicable to the Purchased Assets, MIDC or the Business.

Section 7.09.  No Conflicts; Consents.  Except for the consents, authorizations and approvals identified on Schedule 7.09(a) (collectively, the “Required Consents”) and the registrations, filings and notices identified on Schedule 7.09(b) (“Required Notices”), neither the execution and delivery of this Agreement nor the Equity Transfer Agreement nor any of the other Transaction Documents by Seller or Guarantor nor the performance by Seller or Guarantor of the transactions contemplated hereby or thereby in accordance with their terms will result in the creation of a Lien upon the Purchased Assets, MIDC’s assets, or the Business, or in a Default under any term, condition or provision of, or require the consent, authorization or approval of, or any registrations or filings with or notices to, any Person or Governmental Authority under, (i) any Law to which Seller, MIDC or any of the Purchased Assets or the Business is subject, (ii) any Seller Authorization or MIDC Authorization, or (iv) the limited liability company agreement of Seller or of MIDC.

Section 7.10.  Litigation and Legal Proceedings.  Except as set forth on Schedule 7.10, there is no outstanding judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Authority against either Seller or MIDC, or any member or officer thereof affecting the Business or the Purchased Assets or which questions the validity of any action taken or to be taken pursuant to this Agreement or the Equity Transfer Agreement in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement.  Except as set forth on Schedule 7.10, there is no complaint, litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or Governmental Authority pending, or, to Seller's or MIDC’s Knowledge, threatened, against either Seller or MIDC or any member or officer thereof the result of which, alone or in the aggregate, could reasonably be expected to  adversely affect the Business, MIDC’s assets, the Purchased Assets or the transactions contemplated by this Agreement, and neither Seller nor MIDC has any Knowledge of any basis therefore.

Section 7.11.  Employees.

(a) Schedule 7.11(a) sets forth a true and complete list of the names and base salaries of all employees of Seller involved in the operation of the Business (the “Business Employees”).  Schedule 7.11(a) also sets forth as to each such Business Employee the amount of any termination obligation that will be due to such employee upon termination of his or her employment by Seller at the Closing (which schedule shall be updated immediately prior to the Closing)(the aggregate of such amounts being the “Business Employees Termination Obligation”).  There are no actions, suits, claims or grievances pending, or, to the Knowledge of Seller, threatened against either Seller or MIDC by or involving any Business Employee.  There are no pending, or, to Seller's Knowledge, threatened strikes, slow downs, work stoppages, or lockouts or threats affecting the Business Employees.  Seller has not made any representation, warranty or agreement with any of the Business Employees or any other employees of Seller concerning employment with Buyer after the Closing.  Except as set forth on Schedule 7.11(a), Seller does not maintain or sponsor any Business Employee Benefit Plans.  Except as set forth on Schedule 7.11(a), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Business Employee Benefit Plan or employment agreement or under any related trust or loan agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Business Employee.

(b) Schedule 7.11(b) sets forth a true and complete list of the names and base salaries of all employees of MIDC involved in the operation of the Business (the “MIDC Employees”).  There are no actions, suits, claims or grievances pending, or, to the Knowledge of Seller or Guarantor, threatened against MIDC by or involving any MIDC Employee.  There are no pending, or, to Seller's or Guarantor’s Knowledge, threatened strikes, slow downs, work stoppages, or lockouts or threats affecting the MIDC Employees.  Neither Seller nor Guarantor nor MIDC has made any representation, warranty or agreement with any of the MIDC Employees or any other employees of MIDC concerning employment with Buyer after the Closing.  Except as set forth on Schedule 7.11(b), MIDC does not maintain or sponsor any MIDC Employee Benefit Plans.  Except as set forth on Schedule 7.11(b), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any MIDC Employee Benefit Plan or employment agreement or under any related trust or loan agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former MIDC Employee.

Section 7.12.  Tax Matters.

(a) Each of Seller and MIDC has timely filed all Tax returns and statements which they were required to file;

(b) all such Tax returns were complete and accurate and disclose all Taxes required to be paid for the periods covered thereby;

(c) Seller and MIDC each has paid all Taxes owed prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date;

(d) neither Seller nor MIDC has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency related to the Purchased Assets or the Business;

(e) there are no unresolved claims raised by any Governmental Authority concerning the Tax Liability of Seller or MIDC related to the Purchased Assets, MIDC’s assets  or the Business;

(f) all Taxes related to the Purchased Assets, MIDC’s assets and the Business which Seller or MIDC is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid;

(g) no portion of the Purchase Price is subject to any Tax withholding provision of federal, state, provincial, local or foreign Law;

(h) no state of facts exists or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any Liability for any Tax of anyone other than Buyer;

(i) Schedule 7.12(i) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Seller or MIDC in connection with the Purchased Assets, MIDC’s assets or the Business; and

(j) All taxes payable to the PRC governmental authorities related to all previous transfers of any equity interest in MIDC have been duly paid.

Section 7.13.  Financial Statements; Changes.

(a) Buyer has heretofore been furnished with respect to the Business true and complete copies of the unaudited balance sheet of Seller and of MIDC and the related unaudited statements of income and related earnings and cash flows for the year ended December 31, 2009 (the “Historical Financial Statements”), and for the one month period ending on February 28, 2010 (such statement the “Current Financial Statements”).

(b) The balance sheets included in such Historical and Current Financial Statements fairly present in all material respects the financial condition of the Seller and of MIDC with respect to the Business as of the close of business on the date thereof and, except for the Excluded Assets, do not include any assets that are not intended to constitute part of the Purchased Assets after giving effect to the transactions contemplated hereby.  Each of the statements of income included in such Historical and Current Financial Statements fairly presents the results of operations of Seller and MIDC in all material respects with respect to the Business for the fiscal period then ended.

(c) With respect to the Purchased Assets and the Business, since December 31, 2009, Seller has not:

(i)           sold, assigned, or transferred any of the assets, properties or rights included in the Purchased Assets (except for the Excluded Assets or Inventory in the ordinary course of business consistent with past practice) with a value in the aggregate in excess of US$20,000 or cancelled any debts or claims other than with respect to uncollectible debts owed by an individual customer;

(ii)           entered into any other transaction relating to the Business other than in the ordinary course of business consistent with past practices, or entered into any transaction with any Affiliate of Seller or MIDC;

(iii)           waived any material rights, whether or not in the ordinary course of business;

(iv)           suffered any material damage, destruction or casualty loss with respect to the Purchased Assets whether or not covered by insurance;

(v)           suffered any events which, individually or in the aggregate, could have a Seller Material Adverse Effect; or

(vii)           entered into any agreement or understanding to do any of the foregoing.

(d) Since December 31, 2009, MIDC has not:

(i)           sold, assigned, or transferred any of its assets, properties or rights (except for Inventory in the ordinary course of business consistent with past practice) with a value in the aggregate in excess of US$20,000 or cancelled any debts or claims other than with respect to uncollectible debts owed by an individual customer;

(ii)           entered into any other transaction relating to the Business other than in the ordinary course of business consistent with past practices, or entered into any transaction with any Affiliate of Seller or MIDC;

(iii)           waived any material rights, whether or not in the ordinary course of business;

(iv)           suffered any material damage, destruction or casualty loss whether or not covered by insurance;

(v)           suffered any events which, individually or in the aggregate, could have a Material Adverse Effect; or

(vii)           entered into any agreement or understanding to do any of the foregoing.

(e) MIDC has no Liabilities, other than Liabilities (i) reflected or reserved against in its Current Financial Statements, (ii) incurred since December 31, 2009 in the ordinary course of the Business, consistent with MIDC’s past practice, or (iii) arising under or in connection with the transaction contemplated hereby.

Section 7.14.                      Insurance.  Seller and MIDC each  have maintained all policies of insurance (including bonds) that relate to the Purchased Assets, the Business and MIDC’s assets that it is required by Law to maintain and all such insurance policies and binders are in full force and effect.  Neither Seller nor MIDC has received any notice of cancellation or non-renewal of any such policy or binder.  No insurance carrier has canceled or reduced any insurance coverage for Seller or MIDC or has given any notice or other indication of its intention to cancel or reduce any such coverage.  Seller and MIDC each has complied with each of such insurance policies and binders, and has not failed to give any notice or present any claim thereunder in a due and timely manner.

Section 7.15.  Environmental Compliance.

(a) Except as set forth on Schedule 7.15 hereto, (i) neither Seller nor MIDC has generated, used, transported, treated, stored, released or disposed of, or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) at, on or in connection with the ownership or occupancy of the Purchased Assets or MIDC’s assets or the Business in violation of any applicable Environmental Laws (as hereinafter defined); (ii) neither Seller nor MIDC has been identified as a “potentially responsible party” or as a party liable for Remedial Action Costs; (iii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the ownership, occupancy or use of the Purchased Assets or MIDC’s assets by either Seller or by MIDC on, in or under any property or facility owned or leased by either Seller or MIDC or to Seller’s Knowledge, any other properties or facilities which has created or might reasonably be expected to create any Liability under any applicable Environmental Laws or which would require reporting to or notification of any Governmental Authority; (iv) any Hazardous Substance handled or dealt with by either Seller or MIDC at, on or in connection with the ownership or occupancy of the Purchased Assets, MIDC’s assets or the Business has been and is being handled or dealt with in material compliance with all Environmental Laws; (v) no friable asbestos, no polychlorinated biphenyls, and no underground storage tank ever operated or used by either Seller or MIDC is contained in or located on or under any property or facility owned, used or leased by either Seller or MIDC; (vi) neither Seller nor MIDC is subject to any order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any Person relating to any

Environmental Law or Hazardous Substance; (vii) the operation of the Business by Seller and MIDC is in material compliance with all Environmental Laws; (viii) there are no claims against Seller or MIDC by third parties, including Governmental Authorities, pending, or to the Knowledge of Seller, threatened under Environmental Laws arising out of the ownership of or use of the Purchased Assets by Seller or the ownership of its assets by MIDC or the condition of the Purchased Assets or MIDC’s assets and, to the Knowledge of Seller, there are no circumstances or conditions involving either Seller or MIDC that could reasonably be expected to give rise thereto; and (viii) MIDC has made all the filings with the competent PRC environmental protection authority as required by the relevant laws and has passed all the environmental inspection and examination by the competent PRC environmental protection authority, whether regular or interim.

(b) For purposes of this Agreement,  the term “Hazardous Substance” shall mean any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under any applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any governmental agency or court to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products, asbestos and polychlorinated biphenyls.

(c) For purposes of this Agreement, the term “Environmental Laws” shall mean any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, directives, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to (i) the protection of human health or the environment from the effects of Hazardous Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land; (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) the ownership, occupancy or operation of the Purchased Assets.

(d) “Remedial Action Costs” means any expense, including without limitation, consulting and legal fees and permitting fees, associated with the investigation, study or remediation of Hazardous Substances to comply with Environmental Laws.

Section 7.16.  Intellectual Property; Information Technology.  Seller or MIDC owns or possesses, or can acquire on reasonable terms, all Computer Software, Intellectual Property and Information Technology necessary to carry on the Business as it is currently being operated by Seller and MIDC.  Neither Seller nor MIDC has received any notice of infringement of or conflict, or has any Knowledge of any basis for any such claim, with asserted rights of others with respect to any Intellectual Property.  As used herein, “Computer Software” means all computer software and databases (including source code, object code and all related documentation) and “Information Technology” means ownership license rights for use of the computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation, in each case, which are necessary for the operation of the Business.

Section 7.17.                      Disclosure Schedule. Seller has delivered to Buyer a Disclosure Schedule, which includes numbered schedules corresponding to the sections and subsections of this Agreement or otherwise specifically referred to in this Article VII.  The representations and warranties of Seller in this Article VII are made and given subject to the Disclosure Schedule.  The disclosures in the Disclosure Schedule with respect to a particular representation and warranty shall be considered a disclosure for purposes of any other representation and warranty for which such disclosure would be readily apparent on its face.  Inclusion of an item in the Disclosure Schedule or delivery of a document pursuant to the Disclosure Schedule or this Agreement is not an admission of materiality with respect to the item or document.

Section 7.18.                      Disclaimer of Implied Warranties.  Seller makes no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement.  Except as expressly stated herein, Buyer expressly acknowledges and agrees that at Closing the Purchased Assets will be conveyed and delivered “AS IS,” “WHERE IS” and “WITH ALL FAULTS” and without any representation or warranty of merchantability, fitness for any particular purpose or any other implied warranties whatsoever.

Section 7.19.  Full Disclosure.  None of the information or documents prepared by Seller or MIDC that has been furnished, or which is to be furnished, by Seller to Buyer or to any of Buyer’s representatives, and no representation, warranty or covenant made in this Agreement by Seller or in any agreement, document or instrument contemplated hereby, and to the best of Seller’s Knowledge, no information prepared by third parties that has been furnished to Buyer by Seller, is or will be false or misleading as to any material fact, or omits or will omit to state a material fact required to make any of the statements made therein not misleading in any material respect.

ARTICLE VIII
BUYER'S REPRESENTATIONS

Buyer hereby represents and warrants to the Seller that:

Section 8.01.  Organization; Qualification.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Bermuda.  Buyer’s sole member is Media Sciences International, Inc., a Delaware Corporation with principal office in Oakland, New Jersey.  The Buyer has all necessary power and authority to own and operate its properties and to carry out the transactions contemplated by this Agreement and the other Transaction Documents.  Buyer has the power and authority to execute and deliver and, subject to Buyer obtaining any required consents or giving any required notices applicable to Buyer, to perform its obligations under this Agreement and the other Transaction Documents, and to undertake the transactions contemplated hereby and thereby.

Section 8.02.  Authorization, Execution and Delivery of Agreement and Transaction Documents.  All necessary consents and approvals have been obtained by Buyer for the execution and delivery of this Agreement.  The execution, delivery and performance of this

Agreement and Transaction Documents in accordance with their terms by Buyer has been duly and validly authorized and approved by all necessary corporate action. This Agreement is, and each of the other Transaction Documents when so executed and delivered will be, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

Section 8.03.  Litigation and Legal Proceedings.  There is no outstanding judgment, order, writ, injunction, decree or award of any court, arbitrator, or Governmental Authority against Buyer or any member, shareholder, director or officer thereof, and there is no complaint, litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or Governmental Authority pending, or, to Buyer’s Knowledge, threatened, against Buyer or its assets which individually or in the aggregate, if adversely determined, could reasonably be expected to result in a Buyer Material Adverse Effect.

Section 8.04.  Compliance with Laws.  The Buyer is in material compliance with, and is not in material Default under, any Law applicable to its assets or its business that could reasonably be expected to adversely affect its ability to hold title to the Purchased Assets at Closing or to fulfill its obligations under this Agreement and the Transaction Documents from and after Closing.

Section 8.05.                      Full Disclosure.  None of the information or documents prepared by Buyer that has been furnished, or which is to be furnished by Buyer to Seller or to any of Seller’s representatives, and no representation, warranty or covenant made in this Agreement by Buyer or in any agreement, document or instrument contemplated hereby, and to the best of Buyer’s Knowledge, no information prepared by third parties that has been furnished to Seller, is or will be false or misleading as to any material fact, or omits or will omit to state a material fact required to make any of the statements made therein not misleading in any material respect.

ARTICLE IX
SELLER'S AND BUYER'S COVENANTS

Section 9.01.  Financial Statements and Business Information.  Seller covenants and agrees that from the date of execution of this Agreement until the Closing, it shall provide Buyer, as soon as they become available and in any event within fifteen (15) days of the end of each calendar month, the unaudited balance sheet, statement of income (including detailed revenue classifications), as well as key operating statistics, for both Seller and MIDC (prepared in its role as MIDC’s manager) as they relate to the Business (“Interim Financial Statements”).

Section 9.02.  Third-Party Consents; Closing Conditions.

(a) Seller will use commercially reasonable efforts to obtain all Required Consents and give all Required Notices as promptly as practicable in form and substance acceptable to Buyer, including, in its capacity as manager for the business affairs of MIDC, any Required Consents or Required Notices to which MIDC is a party.  Seller shall submit the form of each Required Consent and Required Notice to Buyer for approval prior to delivering of any such request or notice to any Person, and shall not deviate from the form approved by Buyer without Buyer's prior consent which shall not be unreasonably withheld.  Buyer and Seller covenant and agree that each of them will reasonably cooperate with each other to obtain all Required Consents and give all Required Notices, including the furnishing of financial and other information specifically with respect to Buyer, its Affiliates, or Seller or MIDC, as the case may be, reasonably required by the Person whose consent or approval is being sought.  Buyer and Seller agree as soon as reasonably practicable to prepare, file and diligently prosecute any applications seeking all other necessary approvals for the consummation of the transactions contemplated by this Agreement from any applicable Governmental Authorities.

(b) Except to the extent this Agreement provides for a different standard, Buyer and Seller hereby covenant and agree to use all commercially reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Buyer in Article X hereof and the Seller in Article XI hereof prior to the Closing Date.

Section 9.03.  Conduct of Business.

(a) From and after the date hereof until the Closing Date, neither Seller nor Guarantor shall engage in, and neither Seller nor Guarantor shall cause, suffer or permit in its capacity as manager of the business affairs of or owner of MIDC, MIDC to engage in, any practice, take any action or enter into any transaction outside the ordinary course of business without the prior approval of Buyer, which approval may be withheld or delayed in Buyer’s sole discretion, and Seller shall continue to operate, and Seller, in its capacity as manager of the business affairs of MIDC,  and Guarantor as owner of MIDC shall cause MIDC to continue to operate, the Business in the ordinary course consistent with past practices.  In furtherance and not in limitation of the foregoing, from and after the date hereof, Seller and Guarantor shall, and Guarantor as owner of MIDC and Seller in its capacity as manager of the business affairs of MIDC, each shall cause MIDC to:

(i)           operate the Business in accordance with the Seller Authorizations and the MIDC Authorizations, as the case may be, and comply in all material respects with all Laws applicable to it, including the regulations of any Governmental Authority having jurisdiction over the Business or any Purchased Asset or any asset of MIDC;

(ii)           except for retirements of assets in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any of the Purchased Assets or any of MIDC’s assets other than in connection with replacements with assets of like use and value, or with the prior written approval of Buyer;

(iii)           refrain from amending or terminating any of the Leases without Buyer’s prior written approval;

(iv)           maintain insurance on the Purchased Assets and on MIDC’s assets comparable to that maintained prior to the date hereof;

(v)           maintain its books and records in accordance with prior practice in all material respects;

(vi)           take all actions as are reasonably necessary to maintain all of its rights and interest in, and the validity of, the Seller Authorizations and the MIDC

Authorizations, respectively, and not permit any of the Seller Authorizations that are Purchased Assets or the MIDC Authorizations to expire or to be surrendered or voluntarily modified in a manner materially adverse to the operation of the Business, or take any action which would reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights under any of the Authorizations that are included in the Purchased Assets or the MIDC Authorizations; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Authority; and provide to Buyer copies of all applications, correspondence, pleadings and other documents furnished to or received from any Governmental Authority relating to the Business (but not with respect to Taxes).

(vii)           notify Buyer in writing promptly after learning of the institution of any action against Seller or MIDC relating to the Business in any court, or any action against either Seller or MIDC relating to the Business before any Governmental Authority, and notify Buyer in writing promptly upon receipt of any administrative or court order relating to the Purchased Assets or the Business or MIDC or MIDC’s assets;

(viii)           maintain the Business' equipment, systems and other tangible assets as necessary to maintain the Business' quality standards in accordance with prior practice of each of Seller and MIDC and the representations contained herein;

(ix)           use commercially reasonable efforts to maintain the relations with the suppliers, customers and distributors of the Business and any others having business relations with the Business;

(xi)           not cause or permit to occur any of the events or occurrences described in Section 7.13(c) hereof; and

(xii)           not change any method of Tax accounting or make a Tax election or change an existing Tax election with respect to the Business;

(b) Seller and Guarantor shall use, and Seller in its capacity as MIDC’s manager and Guarantor as owner of MIDC shall cause MIDC to use, all commercially reasonable efforts to keep available the services of the Business Employees and the MIDC Employees.

(c) If the Closing has not occurred on or before August 27, 2010, Seller, in its capacity as MIDC’s manager, and Guarantor as owner of MIDC shall cause MIDC to cooperate with Buyer to seek from the appropriate Governmental Authority an extension of MIDC’s operating term beyond its current expiration date of March 27, 2011.

Section 9.04.  Access.  Upon reasonable prior notice from Buyer and provided that significant disruption does not result, Seller shall and Seller, in its capacity as manager of the business affairs of MIDC, and Guarantor as owner of MIDC shall cause MIDC to (a) give Buyer and its authorized representatives reasonable access during all reasonable times to Seller's and MIDC’s  books and records, facilities and assets comprising or relating to Seller, MIDC or the Business, (b) provide such financial and operating data and other information with respect to

Seller, MIDC  or the Business as Buyer may reasonably request, and (c) make their officers, agents and Affiliates available to Buyer.

Section 9.05.  Business Employees; MIDC Employees.

(a) It is Buyer’s current intent to employ all qualified and competent Business Employees effective upon the Closing.  Seller agrees to terminate each Business Employee who will be hired by Buyer effective immediately prior to the Closing so that each such Business Employee may be employed by Buyer free and clear of any further obligations to Seller.  Seller may, at its option, effective immediately upon Closing, terminate or retain the employment of any Business Employee who is not hired by Buyer.

(b) Upon reasonable notice, Seller shall provide Buyer with reasonable access to the Business Employees and in its capacity as manager of the business affairs of MIDC, MIDC Employees during normal business hours.  Such access shall be in accordance with applicable Law and for the purpose of interviewing and transitioning employees.  All Business Employee or MIDC Employee contact by Buyer will be done on Seller's or MIDC’s premises, as applicable, and Buyer's representative(s) will, at the request of Seller, be accompanied by Seller’s representative(s).  Buyer shall have access to those Business Employees who it intends to hire and to all MIDC Employees not less than 8 weeks before the Closing for the purpose of transition training, provided that such training does not unreasonably interfere with Seller's and MIDC’s operation of the Business.  At least fourteen (14) days prior to the Closing Date, Buyer shall provide written notice to Seller identifying any Business Employees to whom Buyer does not intend to extend offers of employment.

(c) At the Closing, Seller may pay to Buyer the aggregate amount of the Buyer Employee Termination Obligations due and payable to all Business Employees who Buyer has indicated it will be hiring, and as to the amount of such payment, Buyer shall be liable for paying each such Business Employee any termination payment otherwise due from Seller.  Seller acknowledges and agrees that Seller alone shall be responsible for paying any Business Employee who is terminated by Seller and who is not hired by Buyer any severance benefits due and owing by reason of the current severance arrangements covering the Business Employees by statute, regulation or contract and Seller further agrees and acknowledges that Seller alone shall be responsible for paying any amount due to any Business Employee who is being hired by Buyer to the extent that the payment obligation listed in Schedule 7.11(a)(as amended prior to Closing) and remitted to Buyer at the Closing is not sufficient to satisfy all of Seller’s obligations to such Business Employee.  As of the Closing Date, all Business Employees hired by Buyer shall cease to participate as active employees in or accrue benefits under any employee benefit plans or any other employee benefit plans that are sponsored by Seller.  Nothing contained in this Agreement shall confer upon any Business Employee or any MIDC Employee any right with respect to continued employment by Seller, MIDC or Buyer following the Closing Date.

Section 9.06.  Supplemental Disclosure.  Seller shall promptly from time to time prior to the Closing Date supplement in writing the Schedules hereto with respect to any event, matter, condition or circumstance first arising after the date of this Agreement that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto and that does not arise out of a breach by either Seller or MIDC of a covenant in Article IX (collectively, the “Updates”) provided that no Update shall be deemed to cure any breach of any representation or warranty of either Seller or MIDC made in this Agreement unless Buyer explicitly consents in writing to the breaching party with respect to any such Update within ten (10) Business Days after Buyer's receipt thereof.

Section 9.07.  Exclusivity.  From and after the date hereof until the Closing, neither Seller nor Guarantor will , or suffer to permit its members and representatives to, discuss a possible sale of the Business or the Purchased Assets or any of Seller's or, in its capacity as manager of the business affairs of MIDC, MIDC’s membership interests, whether by outright sale, merger, or otherwise, with any Person known to Seller or Guarantor or reasonably should have been known to Seller or Guarantor to be interested in such sale or to provide any information to any Person in connection with any such sale or where it is reasonable to believe that such information may be utilized to evaluate a possible sale or other transfer of the Business or the Purchased Assets (by operation of law or otherwise).  Notwithstanding the foregoing, nothing herein shall prevent any Seller or Guarantor from discussing the transactions contemplated by this Agreement with its representatives, vendors and customers to allow Seller to take the necessary steps to consummate the transactions contemplated by this Agreement, so long as such discussions are not intended principally to advance such Person’s efforts to purchase the Purchased Assets in violation of this covenant.

Section 9.08.  Allocation Statement.  Buyer and Seller shall file all Tax returns consistent with the Allocation Statement which is negotiated pursuant to Section 4.05 above, and shall not make any inconsistent written statements or take any inconsistent position on any Tax return, in any refund claim, during the course of any Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.  Each party shall notify the other parties if it receives notice that the IRS or other Governmental Authority proposes any allocation different than that set forth in the Allocation Statement.  No later than ten (10) days prior to the filing of their respective IRS Form 8594s relating to the transactions contemplated by this Agreement, each party shall deliver to the other party a copy of its IRS Form 8594. The Guarantor shall pay all the taxes payable to the PRC governmental authorities related to its transfer of equity interests in the MIDC to Buyer.

Section 9.09.                      Pre-Closing Transfer of Inventory; Post Closing Sales of Inventory by Seller.

(a) Buyer acknowledges and agrees that prior to the Closing, Seller in its capacity as manager of the business affairs of MIDC, may cause MIDC to distribute, transfer and assign to Seller all of MIDC’s then-existing Inventory and all of MIDC’s accounts receivable (including the right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing) without any additional consideration to be paid to MIDC by the Seller and without any adjustment being made to the Purchase Price to reflect such transfer and assignment of assets from MIDC to the Seller.  Buyer further acknowledges that in the event that MIDC does transfer and assign to Seller any of its Inventory or accounts receivable, such assets shall thereafter be Excluded Assets for purposes of this Agreement.

(b) In the event that any of Seller’s Inventory remains on the premises of the Buyer or MIDC after the Closing, all such Inventory shall be held there solely at Seller’s risk, and Buyer shall have no obligation whatsoever to care or protect such Inventory from any type of loss whatsoever, except that Buyer shall, at Seller’s request and solely at Seller’s cost, provide security for such Inventory in the form of locked or segregated space in any such facility in which the Inventory remains.  It is expressly understood by Seller that Seller shall bear all risk of loss for any Inventory remaining on Buyer’s or MIDC’s premises after the Closing, and Seller shall hold Buyer and MIDC harmless from any claims arising out of the possession or storage of Seller’s Inventory after the Closing.

(c) After the Closing, Buyer will have the right, but not the obligation, to purchase all or any part of Seller’s Inventory existing as of the Closing.  The price for such inventory shall be Seller’s cost, as reflected on its books of account, without any markup, and payment shall be due from Buyer to Seller on or about sixty (60) days after such Inventory has been delivered to the Buyer.  Seller may also market such Inventory in the ordinary course to any third party, whether or not such purchaser was a customer of Seller prior to the Closing, at such price as the Seller may determine is reasonable under the circumstances presented; provided, however, that before agreeing to any sale of Inventory after the Closing, Seller shall first give Buyer at least ten (10) days notice of such proposed sale, and the right within not more than five days after such notice is received either (a) to purchase that part of the Inventory that Seller proposes to sell, but at a price equal to Seller’s cost for such Inventory or (b) to provide Buyer’s consent to the proposed sale, which consent shall not be unreasonably withheld, conditioned or delayed or (c) to object to such proposed sale, in which event Buyer shall provide a detailed description of the reasonable bases for the objection, and the terms and conditions upon which such sale will be deemed reasonable and approved by the Buyer.  No sale to a third party shall be made by the Seller without Buyer’s prior consent.  It is expressly understood that Buyer may also sell its products to any Person to whom Seller desires to sell the post-Closing Inventory, and Buyer’s sale of such products to such Persons shall not give rise to any claim by Seller for interference or other cause of action.

Section 9.10.                      Buyer Cooperation with Seller’s Collections.  Seller will be solely responsible for collecting its accounts receivable existing as of the Closing, all of which are Excluded Assets.  Buyer will cooperate with Seller to remit any payments made against Seller’s accounts receivable which may be mis-directed to Buyer, but Buyer will have no obligation to require any customer of Seller to pay or otherwise cooperate with Seller as a condition to Buyer’s dealing with such customers.

Section 9.11.  Sales of Inkjet Refill Kits; Royalty Payments.

(a) Buyer may, but shall not be obligated to, continue the manufacture of inkjet refill kits designed by Seller, and currently being manufactured and marketed by MIDC and Seller.

(b) If Buyer chooses to manufacture and market inkjet refill kits using substantially the same functional design as Seller and MIDC are using as of the Closing Date, without regard to the location of the factory in which such kits are manufactured, and including any modifications, enhancements, variations, continuations and derivative products associated with such functional design or otherwise covered by US Patents for such inkjet refill kits being licensed to Buyer under the Patent License Agreement (all of such products being the “Inkjet Refill Kits”), then for all sales of Inkjet Refill Kits, whenever such sales occur, Buyer will pay to Seller a ten percent (10%) royalty.  The royalty due for Inkjet Refill Kits shall be calculated on the proceeds received by Buyer on the “gross sales price” of each Inkjet Refill Kit sold, net of returns, discounts, and rebates that may be granted by the Buyer to its customers in the ordinary course of Buyer’s businesses.

(c) Notwithstanding the foregoing, if the gross profit margin (as defined by generally accepted accounting principles in the United States, consistently applied (“GAAP”)) received on any given sale is less than thirty percent (30%), then the royalty due to Seller shall be reduced by the amount which is one-third of the amount by which the gross profit margin is less than the 30% threshold.  For avoidance of doubt, as an example of the foregoing sentence, if the gross profit margin on a particular sale of Inkjet Refill Kits is determined under GAAP to be 24%, then the difference from 30% would be 6%, and the royalty due to the Seller would be reduced by one-third of that difference, or 2%, to a royalty of 8%.

(d) It is expressly acknowledged by the Seller that Buyer will have the sole and unfettered discretion as to whether and to whom to sell Inkjet Refill Kits; as to the gross sales price at which to sell any Inkjet Refill Kits; and as to any discounts or rebates to offer to purchasers of such Inkjet Refill Kits, without regard to the impact, if any, that such determinations may have on Seller’s rights to royalties on such sales.

(e)   Royalties due under this Section 9.11 shall accrue for the first year following the Closing, and shall be paid in full starting on the twenty-fifth day of the first calendar quarter beginning after the first anniversary of the Closing Date (as to all such royalties earned through the first year after the Closing Date) and the twenty-fifth day of each calendar quarter thereafter.  Any royalty payment due under this Section 9.11 which is not paid on the date it is due shall accrue simple interest at the rate of 18% per annum until paid in full.

Section 9.12.  Ownership of MIDC.                                                                Promptly upon obtaining the consent of any Governmental Authority required as a condition for the transfer of the equity ownership interests in MIDC from its current owners to Guarantor, Guarantor shall take all commercially reasonable steps to complete such acquisition, and promptly thereafter Guarantor shall execute and deliver to Buyer the Equity Transfer Agreement which has been negotiated between the Buyer and Guarantor pursuant to Section 1.02 hereof.

ARTICLE X
CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

The obligation of Buyer under this Agreement to consummate the purchase and sale of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Buyer:

Section 10.01.  Accuracy of Representations and Warranties; Performance of this Agreement.

(a) Each of the representations and warranties made by Seller and Guarantor shall be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties, such representations and warranties that are qualified by materiality shall be true and correct in all respects at and as of the date hereof and as of the Closing Date.

(b) Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by Seller on or prior to the Closing; provided, however, that for purposes of determining Seller’s compliance with such agreements and covenants, such agreements and covenants that are qualified by materiality shall have been complied with in all respects on or prior to Closing.

(c) Buyer shall have been furnished with a certificate of either the member or an officer of Seller and Guarantor, dated as of the Closing Date, certifying to the fulfillment of the foregoing conditions.

Section 10.02.  Authorizing Resolutions.  Seller and Guarantor each shall have delivered to Buyer copies of the resolutions or consents of the member of Seller and Guarantor authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and Guarantor, respectively and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby or thereby, duly certified by an officer of Seller and Guarantor, respectively.

Section 10.03.                                  Patent Escrow.  All of the US Patents listed on Schedule 2.03 shall be owned by the Seller and the Seller shall have delivered the Assignment of Patents to the Escrow Agent and delivered to the Buyer the executed Patents Escrow Agreement, and Buyer shall have received from the Escrow Agent proof that it has received the executed Assignment of Patents from the Seller and that the Escrow Agreement has been executed by the Patents Escrow Agent.

Section 10.04.  Third-Party Consents.  Seller and MIDC shall have received all Required Consents and issued all Required Notices, copies of each of which shall have been delivered to Buyer.

Section 10.05.  Bill of Sale; Other Transfer Documents.  Seller shall have delivered to Buyer, as applicable, an executed Bill of Sale, an executed Patents License Agreement covering all of the US Patents listed on Schedule 2.03 and such documents as Buyer may reasonably require to evidence the transfer of Seller’s legal and beneficial interests in the MIDC Interests.

Section 10.06.  Opinions of Counsel for Seller.  Seller shall have caused its counsel to deliver to Buyer written legal opinions in the form set forth on Exhibit 10.06 hereto, which opinions shall be dated as of the Closing Date.

Section 10.07.  No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court, arbitrator or Governmental Authority having jurisdiction over the Business or the Purchased Assets in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, or which could reasonably be expected to have a Seller Material Adverse Effect.

Section 10.08.  Release of Liens.  Before or at the Closing, Seller shall have furnished to Buyer documentation reasonably satisfactory to Buyer that any Liens set forth on Schedule 7.04(a) have been released.

Section 10.09.  No Material Adverse Change.  There shall not have been any Seller Material Adverse Change or Material Adverse Change since the date of this Agreement.

Section 10.10.  Sale of MIDC Ownership Interests.  Guarantor and Buyer shall have executed and delivered the Equity Transfer Agreement as negotiated between the parties thereto in pursuant to Section 1.02 hereof and Guarantor and Buyer shall have consummated, or shall be contemporaneously consummating the sale of the MIDC ownership interests contemplated by the Equity Transfer Agreement.

ARTICLE XI
CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

The obligations of Seller under this Agreement to consummate the purchase and sale of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Seller:

Section 11.01.  Accuracy of Representations and Warranties; Performance of this Agreement.

(a) Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the date hereof (unless such representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) and at and as of the Closing Date; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all representations and warranties made by Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects at and as of the Closing Date.

(b) Buyer shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing; provided, however, that for purposes of determining Buyer's compliance with such agreements and covenants, such agreements and covenants that are qualified by materiality shall have been complied with in all respects on or prior to Closing.

(c) Seller shall have been furnished with a certificate of an officer of Buyer, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

Section 11.02.  Authorizing Resolutions.  Buyer shall have delivered to Seller copies of the authorizing resolutions of its member authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby or thereby, duly certified by an authorized officer of Buyer.

Section 11.03.  No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court, arbitrator or Governmental Authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

Section 11.04.   Delivery of Purchase Price Consideration.  Buyer shall have delivered to Seller the cash consideration and the executed Patents Escrow Agreement, all due pursuant to Section 4.01.

Section 11.05.  Other Agreements.  Buyer shall have delivered to Seller an executed Patents License Agreement.

Section 11.06.  Employment Agreement.                                                                           Seller’s member, Kenneth Yuen, and Buyers’ ultimate parent, Media Sciences International, Inc. shall have entered into a mutually satisfactory employment agreement providing for the employment of Mr. Yuen as an officer of Media Sciences International, Inc. substantially in the form of Exhibit B attached hereto and Buyer or a subsidiary of Buyer shall have entered into a mutually satisfactory lease for the premises located at Flat C, 31/F, Tower 1, The Waterfront, 1 Austin Rd W, Kowloon , Hong Kong, which premises are to be made available to Mr. Yuen for his living quarters while he is resident in Hong Kong and a mutually satisfactory lease for the premises known as Room 307, Block B, Po Lung Centre, 11 Wang Chiu Road, Kowloon Bay, Hong Kong for its use as office space in Hong Kong.

Section 11.07.                                 Sale of MIDC Ownership Interests.  Guarantor and Buyer shall have consummated, or shall be contemporaneously consummating the sale of the MIDC ownership interests contemplated by the Equity Transfer Agreement.

ARTICLE XII
CASUALTY LOSSES

(a) In the event that there shall have been suffered between the date hereof and the Closing any casualty loss relating to the Purchased Assets or to the assets of MIDC, Seller, in its own right or in its capacity as manager of MIDC, will promptly notify Buyer of such event and Seller in its own right, or in its capacity as manager of MIDC (as applicable) may (but shall not be obligated to) repair or cause MIDC to repair, rebuild or replace the portion of the Purchased Assets or the MIDC assets, as applicable, damaged, destroyed or lost prior to the Closing Date.

(b) If the Seller chooses not to repair or replace any damaged or destroyed assets, then at Buyer’s sole option, (1) Buyer may require Seller to reduce the portion of the Purchase Price payable under Section 4.01(a) by the amount of the fair market value (or replacement cost, if such item can be replaced) of the Purchased Asset or MIDC asset damaged, destroyed or lost prior to Closing, first by reducing the cash portion due at Closing to Seller hereunder or to Guarantor under the Equity Transfer Agreement and then by reducing the principal of any note due to Guarantor pursuant to the Equity Transfer Agreement until the full amount of the adjustment has been reflected; or (2) alternatively, only if the casualty loss would, in the aggregate, constitute a material adverse change to the Business, taken as a whole (whether such casualty loss was to the Purchased Assets or the MIDC Assets or some elements of both) and in Buyer’s reasonable discretion, the repair, rebuild or replacement of such assets would result in the Closing being delayed beyond the Outside Date, Buyer may, instead, terminate this Agreement without owing any further liability to Seller.

ARTICLE XIII
INDEMNIFICATION

Section 13.01.  Survival of Representations and Warranties.  All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive for a period lasting one year after Closing, except that any intentional breach or misrepresentation or fraud and Sections 7.01, 7.02, and 7.04 shall survive Closing indefinitely, and Sections 7.08, 7.12, 7.15 and 7.16 shall survive until the expiration of the applicable statute of limitations.  Any claim by a party based upon breach of any such representation or warranty made pursuant to Article XIII or otherwise must be submitted to the other party prior to or at the expiration of the applicable survival period.  In the case of any claim submitted within such time period, the right of the party submitting the claim to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period.  The right to indemnification hereunder shall not be affected by any investigation or audit conducted before or after the Closing Date or the actual or constructive knowledge of any party and each party shall be entitled to rely upon the representations and warranties set forth herein regardless of any such investigation or knowledge.  The waiver of any condition regarding the accuracy of any representation or warranty, or regarding the performance of or compliance with any covenant or obligation, will not affect the right of indemnification or any other remedy of the waiving party after Closing based on the inaccuracy of such representation or warranty or the nonperformance of or noncompliance with such covenant or obligation prior to or as of the Closing.

Section 13.02.  Indemnification by Seller and Guarantor.  Notwithstanding the Closing, subject to the terms of this Article XIII, Seller and Guarantor agree jointly and several to indemnify and to hold Buyer and its members, directors, officers, managers, employees, shareholders, and representative agents (the “Indemnified Buyer Parties”) harmless from and against and in respect of any Liability, action, suit, demand, judgment, cost of investigation and reasonable attorney fees (but excluding any consequential, exemplary or punitive damages other than consequential, exemplary or punitive damages payable to third parties) (collectively, “Losses”), sustained, incurred or paid by any Indemnified Buyer Party in connection with, resulting from or arising out of, directly or indirectly: (a) any breach of a representation or warranty on the part of Seller or Guarantor under this Agreement, (b) any breach or nonfulfillment of any covenant on the part of Seller or Guarantor under this Agreement, (c) any Excluded Liability, (d) any Excluded Asset, (e) the ownership, operation or control by Seller of the Purchased Assets or the Business, the management by Seller of the MIDC assets during the period prior to the Closing, or (f) any and all Taxes that are obligations of Seller or any of their Affiliates, including MIDC.  For the purpose of determining whether there has been a breach of a representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any materiality or Material Adverse Effect qualification set forth therein.

Section 13.03.  Indemnification by Buyer.  Notwithstanding the Closing, subject to the terms of this Article XIII, Buyer agrees to indemnify and to hold Seller, Guarantor and each of their member, managers, officers, employees, representatives and agents (the “Indemnified Seller Parties”) harmless from and against and in respect of any Losses suffered, sustained, incurred or paid by any Indemnified Seller Party in connection with, resulting from or arising out of, directly or indirectly: (a) any breach of a representation or warranty on the part of Buyer under this Agreement, (b) any breach or nonfulfillment of any covenant on the part of Buyer under this Agreement, (c) Buyer’s ownership, operation or control of the Purchased Assets or the Business after the Closing, including any claims arising under the Leases by reason of Buyer’s occupancy thereunder after the Closing.

Section 13.04.  Notice of Claims; Defense of Third Party.

(a) Promptly after receipt by a Person entitled to indemnity under Section 13.02 or 13.03 (an “Indemnified Person”) of notice of the assertion or threat of a claim against any Indemnified Person by a Person that is not a party to this Agreement nor is an Affiliate to any party to this Agreement (a “Third-Party Claim”) against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 13.04(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes,  to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim).  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 13 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claim effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Each of Buyer and Seller hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Indemnified Buyer Party or Indemnified Seller Party (as the case may be) for purposes of any claim that a Indemnified Buyer Party or Indemnified Seller Party (as the case may be) may have under this Agreement with respect to such proceeding or the matters alleged therein and agrees that process may be served on the other party with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 13: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 13, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

Section 13.05.  Limitations.  The Indemnifying Person's obligations to indemnify the Asserting Party pursuant to this Article XIII shall be subject to the following limitations:

(a) Except for Losses occasioned by payments made by Buyer to any Business Employee in excess of the amount listed by Seller on Schedule 7.11(a) for such Business Employee, no indemnification under Sections 13.01or 13.02 for any Losses shall be required to be made by the Indemnifying Person until the aggregate amount of the Indemnified Person's Losses exceeds US $25,000.00 (the “Basket”), at which point the Indemnified Person shall be indemnified for all Losses; provided that the foregoing limitation shall not apply to any intentional breach of a representation or warranty, any breach by either Seller or Guarantor of its representations set forth in Section 7.02 or Section 7.03, or any breach by Buyer of its representations set forth in Section 8.02.

(b) Neither Seller nor Guarantor shall be liable to Buyer, and Buyer shall not be liable  to either Guarantor nor Seller, for any Losses which exceed the amount which is the sum of (1) US$1,150,000.00 and (2) the product of (i) the average closing price for MSII shares traded on NASDQ or such other exchange as shares of MSII stock are then generally being traded over the five Business Days immediately preceding the Closing Date, multiplied by (ii) One Million; provided, however, that the limitation contained in this Section 13.05(b) shall not apply to or limit the obligation to indemnify for any Losses arising out of a Third Party Claim.

(c) Neither Party shall be liable to the other Party for Losses arising out of a Third Party Claim that is asserted by the Third Party more than three (3) years following the Closing Date.

(d) No individual partner of Guarantor shall be liable to any Indemnified Buyer Party hereunder unless Guarantor has distributed any of the proceeds received from Buyer pursuant to the Equity Transfer Agreement to such individual, and then such liability shall not exceed the value of the distributed proceeds.

(e) From and after the Closing Date, the indemnification rights contained in this Article XIII shall constitute the sole and exclusive remedies of the parties hereunder and shall supersede and displace all other rights that either party may have under Law.

(f) Seller will have no liability for indemnification (i) on account of incidental, indirect or consequential damages or losses unless such damages are payable to third parties and, in particular, no “multiple of profits” or other items will be applied in calculating any indemnity amount, or (ii) in respect of any claims that relate to the passing of, or any change in, after the Closing Date, any Laws or any accounting policy, principle or practice or any change in Tax rates in effect on the Closing Date, even if any such changes have retroactive effect or require action at a future date.

(g) To the extent Seller or Guarantor is obligated to indemnify Buyer for a Third Party Claim, Buyer will assign to Seller, to the fullest extent allowable, its rights and causes of action with respect to such Third-Party Claim, or if assignment is not permissible, Seller will be allowed to pursue such Third-Party Claim in the name of Buyer at Seller's expense.  Seller will be entitled to retain for its own account all recoveries made as a result of any such action.  Buyer will provide Seller with reasonable assistance (at Seller's expense) in prosecuting such Third-Party Claim.

Section 13.06.  Payment.

(a) Upon a determination of Liability under this Article XIII, the appropriate party shall pay the Indemnified Person the amount so determined within ten (10) Business Days after the date of such determination.  As to Liability of the Seller or the Guarantor due to the Buyer under this Article XIII, as long as a note from Buyer representing any part of the applicable purchase price to Seller or Guarantor, respectively, is outstanding, Buyer shall be paid for such Liability first by reducing the amount of such note (including principal and accrued interest) then outstanding by the amount which is 80% of the Liability owed, up to the total amount of the note then outstanding, and then by making payment in cash for the balance of the Liability which is not used to reduce that note as prescribed.  If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.  The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest as provided below in Section 13.06(b).

(b) If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnifying Person shall pay the Indemnified Person interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the rate of 18% per annum.

Section 13.07.  Dispute Resolution.

(a) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof (hereinafter, “Dispute”) shall be submitted to the authorized agents of each of the Seller and the Buyer to attempt to reach an amicable settlement.  A Party wishing to initiate consideration of a Dispute by the authorized agents hereunder shall give written notice to the other Party of the existence of such Dispute and of the Party’s desire to have the authorized agents consider the Dispute.  Such notice shall set forth a brief description of the nature of the Dispute to be considered.

(b) If a Dispute is not settled within thirty (30) calendar days of receipt by the other Party of a notice seeking consideration of a Dispute by the authorized agents as provided above, then the Dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) then in effect, which rules are deemed to be incorporated by reference into this Section 13.07.  The arbitration tribunal shall consist of a sole arbitrator to be appointed according to the UNCITRAL Rules.  The language of the arbitration shall be English.

ARTICLE XIV
CONFIDENTIALITY AND PRESS RELEASES

Section 14.01.  Confidentiality. The Confidentiality and Non-Disclosure Agreement dated April 23, 2009 between Seller and Media Sciences Inc. (the “NDA”) shall remain in effect in accordance with its terms, except that it may only be terminated upon termination of this Agreement, and except that all of the Parties to this Agreement shall be deemed to be parties to and bound by all of the provisions of the NDA and that the provisions thereof shall be subject to the provisions of this Agreement.  The obligations of Buyer under the NDA and under this Article XIV shall terminate as of the Closing, except with respect to Information (as defined in the NDA) of Seller that does not relate to the Business that Buyer is required by the NDA to keep confidential.  Notwithstanding the foregoing, nothing herein shall prevent any party from discussing the transactions contemplated by this Agreement with its members, representatives or its creditors and their representatives.

Section 14.02.  Press Releases.  No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by Seller without the consent of the Buyer, and Buyer and Seller shall each furnish to the other advance copies of any release which they propose to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Buyer or Seller, as the case may be, propose to make such press release.

Section 14.03.  Disclosures Required By Law.  This Article XIV shall not be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by Law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit Seller, Buyer or any of their Affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a business; provided, however, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential in accordance with the terms of Section 14.01 hereof; and provided, however, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.

ARTICLE XV
TERMINATION

Section 15.01.  Breaches and Defaults; Opportunity to Cure.  Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the “Non-Breaching Party”) believes the other (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have twenty (20) days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; provided, however, that the cure period for a breach shall in no event extend beyond the Outside Date (as defined in Section 15.02(g)).  If the breach is not cured within such time period, then the Non-Breaching Party shall be entitled to terminate this Agreement if the breach is such that the conditions set forth in Section 10.01 or 11.01, as applicable, shall not be satisfied (as provided in Section 15.02).  This right of termination shall be in addition to, and not in lieu of, any rights of the Non-Breaching Party under Article XIII of this Agreement.

Section 15.02.  Termination.  This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by Buyer, if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the sale of the Purchased Assets to Buyer or if a petition is filed by or against Seller with any Governmental Authority under any bankruptcy, insolvency, receivership, fraudulent conveyance or other similar laws;

(c) By Buyer, if Guarantor has not obtained all of the equity ownership interests in MIDC and delivered a fully authorized and executed mutually satisfactory Equity Transfer Agreement to Buyer by the date which is ninety (90) days from the date of execution of this Agreement.

(d) subject to the ability to cure set forth in Section 15.01, by Buyer, if, as of any date, the Seller has breached any of its representations, warranties or covenants such that the conditions set forth in Section 10.01 shall not be satisfied as of such date;

(e) subject to the ability to cure set forth in Section 15.01, by Seller, if, as of any date, Buyer shall have breached any of its representations, warranties or covenants such that the conditions set forth in Section 11.01 shall not be satisfied as of such date;

(f) by Buyer as provided in Article XII in the event of a casualty loss that constitutes a Seller Material Adverse Change or a Material Adverse Change; or

(g) by either Seller or Buyer if the Closing shall not have occurred on or before the date that is six (6) months after the date of this Agreement (the “Outside Date”), unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.

ARTICLE XVI
BROKERS' FEES

Each party represents and warrants to the other that it has not engaged any broker with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XIII hereof.

ARTICLE XVII
MISCELLANEOUS

Section 17.01.  Additional Instruments of Transfer.

(a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Buyer of all of Seller's right, title and interest in and to the Purchased Assets and any right, title or interest that any Affiliate of Seller may have in any asset used, held for use or useful in the Business, other than an Excluded Asset.  Such efforts and assistance shall be at the cost of the requesting party.

(b) Anything in this Agreement to the contrary notwithstanding, Seller is obligated to sell, assign, transfer or convey to Buyer any of its rights and obligations in and to any Authorization without first obtaining all necessary approvals, consents or waivers.  To the extent any Required Consents have not been obtained by Seller as of the Closing and Buyer elects to proceed with the Closing, Seller shall for a period equal to the shorter of six months after the Closing or the remaining term of the applicable Authorization or Lease (i) use all commercially reasonable efforts at Seller's cost to obtain the consent of any such third party; and (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Authorization or Lease to Buyer so long as Buyer performs all obligations with respect to thereto (and the payment of all expenses in connection therewith).

Section 17.02.  Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

[next page contains notice addresses]

If to Buyer:
Media Sciences Trading, Ltd.
c/o Media Sciences International
8 Allerman Road
Oakland, NJ  07436
Attn: Chief Executive Officer

with a required copy to:

Wilkinson Barker Knauer, LLP
Att: Lawrence J. Movshin
2300 N Street, NW
Suite 700
Washington, DC 20037

If to Seller:

Master Ink Co., Ltd.
Attn:  Kenneth Yuen, Managing Director
307 Po Lung Centre
11 Wang Chiu Road
Kowloon Bay,
Hong Kong

With required copies to:

S.T. Cheng & Co.
Attn:  Cheng Shui Tai
Room 1209, 12/F, Cosco Tower
183 Queen's Road Central
Hong Kong

and

Rodi Pollock Pettker Christian & Pramov
Attn:  Robert A. Yahiro
444 South Flower Street
Suite 1700
Los Angeles, CA 90071

Notices delivered personally shall be effective upon delivery against receipt.  Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice.  Notices delivered by overnight mail shall be effective when received.  Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or seventy two (72) hours after mailing, whichever is earlier.

Section 17.03.  Expenses.  Each Party shall bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; provided that Buyer and Seller shall equally share the expense of all governmental filings and application fees.

Section 17.04.  Transfer Taxes.  Seller and Buyer shall each bear the expense of any use, sales, transfer and other similar transaction taxes, if any, which are imposed solely and directly upon them by reason of the sale and delivery of the Purchased Assets from Seller to Buyer under this Agreement.  Notwithstanding anything else to the contrary set forth in this Section 17.05, Buyer shall in no event be responsible in any manner for the payment of any Taxes on which Seller may realize as a result of the sale of the Purchased Assets or otherwise related to the transactions contemplated by this Agreement.

Section 17.05.  Collection Procedures.  From and after the Closing, Buyer shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of the Seller any checks or drafts received on account of any such items.

Section 17.06.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong (without application of principles of conflicts of law).

Section 17.07.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that Buyer may assign its rights and obligations hereunder to Media Sciences International, Inc. without the consent of, the Seller.

Section 17.08.  Successors and Assigns.  All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

Section 17.9.  Amendments; Waivers.  No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the Parties hereto.  Except as otherwise expressly set forth herein, no failure or delay by any Party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege.  No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default.  No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

Section 17.10.  Entire Agreement.  Except for the NDA and the Equity Transfer Agreement, this Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, including but not limited to that certain Confidential Terms Sheet dated as of December 10, 2009, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

Section 17.11.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.  Facsimile signatures shall be deemed original signatures.

Section 17.12.  Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

Section 17.13.  Section Headings.  The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 17.14.  Interpretation.  As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to” and (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement.

Section 17.15.  Further Assurances.  For a period of six (6) months after Closing, Seller agrees to provide to Buyer from time to time any information that Seller possesses with respect to the operation of the Purchased Assets or the Business prior to the Closing which the Buyer reasonably requests.

Section 17.16.  Third Parties.  Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 17.17.  Certain Defined Terms.  For purposes of this Agreement (including the Schedules hereto) the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York City, New York or Hong Kong, PRC are required or authorized to be closed.

“Business Employee Benefit Plans” means any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded.

“Contract” means any written or oral contract, agreement, lease, license, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause a Lien to arise, or (c) with respect to any Contract, the occurrence of an event that, with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation, acceleration or a right to receive damages or a payment of penalties.

“Family Member” means any current or former spouse, ascendant, descendant, aunt, or uncle (and any ascendant or descendant of any aunt or uncle) of Kenneth Yuen, whether by birth, adoption or marriage.

“Governmental Authority” means any applicable international, supranational, regional, national, provincial, departmental, state, local, municipal or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Intellectual Property” means, collectively, all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all issued patents, invention disclosures and applications therefore, including provisionals, divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) trade secrets and confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (d) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefore, and all renewals, extensions, restorations and reversions thereof.

“Knowledge” means: (a) with respect to Seller and Guarantor, the actual knowledge of Kenneth Yuen and (b) with respect to Buyer, the actual knowledge of Michael Levin, in each case after due inquiry or reasonable investigation.

“Laws” means any statute, law, ordinance, regulation, judgment, decree, injunction, ruling, order or rule of any federal, state, local, foreign or other Governmental Authority.

“Liability” means any liability, indebtedness, obligation, expense, claim, loss, cost, damage, obligation, responsibility, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, known or unknown, due or to become due, liquidated or unliquidated, whether or not secured.

“Lien” means any security interests, liens, pledges, charges, encroachments, defects of title, options and other rights of third parties, rights of first refusal, claims, easements or any other encumbrance or restriction (including reservations, possibilities of revertor, rights of way, restrictive covenants, leases and licenses on the use or exercise of any attribute of ownership).

“Material Adverse Effect” or “Material Adverse Change” means an event, change or occurrence which has or, would be reasonably expected to have singly or in the aggregate, a material adverse effect on, or a material adverse change in, the financial condition or prospects of MIDC; provided, however, that a Material Adverse Effect or Material Adverse Change shall not include (i) conditions generally affecting the economy of the Peoples Republic of China, as a whole or the global economy, (ii) changes caused by, or relating to, the announcement of the transactions contemplated by this Agreement or any related transactions, (iii) changes in the industry in which MIDC operates, or (iv) changes in the law or accounting principles that have been announced but that have not taken effect as of the date of this Agreement.

“Permitted Lien” means (i) any Lien for Taxes not yet past due, or being contested in good faith and set forth on Schedule 17.04, and for which Seller has provided Buyer with funds adequate to pay the full amount claimed by the taxing authorities; and (ii) any Lien with respect to the real property leased by MIDC and imposed or allowed by the owner of such parcel (other than as a result of an action taken by either Seller or MIDC) and that does not materially interfere with the use of the property subject thereto or affected thereby.

“Person” means any corporation, partnership, limited liability company, joint venture, business association, entity or individual.

“Seller Material Adverse Effect” or “Seller Material Adverse Change” means an event, change or occurrence which has or, would be reasonably expected to have singly or in the aggregate, a material adverse effect on, or a material adverse change in, the Business or Seller's ability to perform their obligations under this Agreement; provided, however, that a Seller Material Adverse Effect or Seller Material Adverse Change shall not include (i) conditions generally affecting conditions generally affecting the economy of the Peoples Republic of China, as a whole or the global economy, as a whole or the global economy,  (ii) changes caused by, or relating to, the announcement of the transactions contemplated by this Agreement or any related transactions, (iii) changes in the industry in which the Business operates, or (iv) changes in the law or accounting principles that have been announced but that have not taken effect as of the date of this Agreement.

“Senior Secured Lender” means Sovereign Bank, its successors or assigns, or any other bank or financial institution which holds a security interest in a material portion the assets of Media Sciences International, Inc. or any of its wholly-owned subsidiaries.

“Tax or Taxes” means any taxes, charges, duties, assessments, fees, levies, imposts, or similar governmental assessments, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, goods and services, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, telecommunications, utility user, unemployment, employment, employer health, excise, capital, capital gains, severance, property, windfall profits, value added, ad valorem, or occupation tax, or any other similar governmental charge or imposition, and any other taxes, customs duties, stamp duties, fees, assessments, or similar charges in the nature of a tax together with any interest, fines, and penalties imposed by any Governmental Authority, whether disputed or not.

  “Transaction Documents” means this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered by any of the Parties in accordance with the provisions of this Agreement.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELLER:

MASTER INK CO. LTD

By:       /s/ Kenneth Yuen
Name:  Kenneth Yuen
Title:    Managing Director

BUYER:

MEDIA SCIENCES TRADING, LTD.

By:       /s. Michael W. Levin
Name:  Michael W. Levin
Title:    Director

GUARANTOR:

MASTER PRODUCTS COMPANY,

By:  /s/ Kenneth Yuen
       Name:  Kenneth Yuen
       Title:   General Manager